EXHIBIT 99.2


                                     CONTACT:  Ronald E. Hale, Jr.
                                               Consolidated Graphics, Inc.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                               Betsy Brod/Jonathan Schaffer
                                               Media:Merredith Ingram
                                               Morgen-Walke Associates, Inc.
                                              (212) 850-5600


FOR IMMEDIATE RELEASE

                      CONSOLIDATED GRAPHICS REPORTS RECORD
                       FOURTH QUARTER AND YEAR-END RESULTS

         ~Net Income Rises 78% in Twelfth Consecutive Quarter of Record
                             Financial Performance~

     HOUSTON, TEXAS - April 28, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the fourth quarter and year ended March 31, 1999.

FOURTH QUARTER
--------------
           95% increase in sales to $129.3 million.

           83% increase in operating income to $17.9 million.

           78% increase in net income to $9.6 million.

           59% increase in earnings per diluted share to $.65.

YEAR
----
           88% increase in sales to $436.0 million.

           82% increase in operating income to $60.7 million.

           76% increase in net income to $32.3 million.

           63% increase in earnings per diluted share to $2.28.


     Joe R. Davis, Chairman and Chief Executive Officer, commented, "In the last 12 months, we announced the acquisition of 21 printing companies representing over $280 million in revenue. With these transactions, we have added exceptional companies in: Baltimore; Bloomington and Ft. Wayne, IN; Boston; Chicago; Cleveland; Columbia, SC; Memphis; Milwaukee; Philadelphia; San Francisco; Washington D.C.; and Wichita, KS; while adding to our market share in San Diego, Phoenix and Dallas. Consistent with our operating history, we have substantially improved the profitability of these companies by investing in advanced technology and introducing superior management techniques. The advantages that we bring to our acquired companies are supported by synergies resulting from purchasing economies and certain centralized administrative functions."

                                    - MORE -

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Page -2-

     Mr. Davis continued, "Our investments in advanced technology cover all areas of the business: from prepress, where we are installing the latest computer-to-plate technology; to the pressroom, where we have added 24 new state-of-the-art presses; to the bindery, where new cutting and folding systems dramatically improve efficiency. Our ability to invest in printing technology is an important strength and should substantially increase our production quality and capacity while reducing costs.

     "We have also expanded our management team to accommodate our growth. At our recent Presidents' Meeting, we announced that Trent Cunningham and John Gowland have been promoted to Executive Vice President-Operations and given additional responsibilities. In addition, we continue to expand our highly successful Management Development Program to our companies. Today, we have 135 people participating in the program."

     Mr. Davis concluded, "In the coming year, we plan to continue growing our companies while pursuing our acquisition strategy. Just this week, we announced the acquisition of three new companies, and we are in various stages of negotiations with a very strong group of acquisition candidates. Printing company owners are evaluating potential acquirers based upon their track record of performance, cash flow and financial strength. Each of these criteria represents an important advantage for Consolidated Graphics, and we will capitalize on these advantages as we continue our strong performance in the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 55 companies nationwide with annualized revenues in excess of $605 million. For more information, visit the Company's website at WWW.CONSOLIDATEDGRAPHICS.COM.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


                                                                 (Table Follows)

                             CONSOLIDATED GRAPHICS, INC.
                            Consolidated Income Statement
                      (In thousands, except per share amounts)


                                        Three Months Ended        Year Ended
                                            March 31,              March 31,
                                         1999        1998      1999        1998

Sales ..............................   $129,313   $ 66,267   $435,961   $231,282
Cost of Sales ......................     88,924     45,050    298,935    157,906
  GROSS PROFIT .....................     40,389     21,217    137,026     73,376
Selling Expense ....................     12,628      6,393     42,767     22,365
General and Administrative Expense .      9,908      5,060     33,605     17,628
  OPERATING INCOME .................     17,853      9,764     60,654     33,383
Interest Expense, net ..............      2,130      1,076      7,745      3,720
  Pretax Income ....................     15,723      8,688     52,909     29,663
Income Taxes .......................      6,133      3,301     20,634     11,273
  NET INCOME .......................   $  9,590   $  5,387   $ 32,275   $ 18,390

Earnings Per Share - Basic .........   $    .66   $    .42   $   2.35   $   1.46

Earnings Per Share - Diluted .......   $    .65   $    .41   $   2.28   $   1.40

Weighted Average Shares Outstanding

    Basic ..........................     14,445     12,732     13,762     12,598

    Diluted ........................     14,866     13,257     14,126     13,112


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